Exhibit 99.1
FOR IMMEDIATE RELEASE
Citigroup Inc. (NYSE: C)
June 19, 2009
AJAY BANGA TO LEAVE CITI
NEW YORK — Citi today announced that Ajay Banga, Chief Executive Officer of Citi Asia Pacific, has decided to leave the firm to pursue another opportunity. A successor for Mr. Banga will be named shortly.
Citi Chief Executive Officer Vikram Pandit said: “I want to thank Ajay for his leadership and for the significant contributions he has made to building the great global franchise that Citi is today. Our Asia Pacific executive committee and colleagues across the region are to be commended for their extraordinary client focus and success in building a unified Citi in this important part of the world and we look forward to continuing to build upon that success.”
Mr. Banga said: “I have had the privilege of serving for nearly 13 years at a company distinguished by a unique global franchise and a commitment to innovation. I am proud to have worked with terrific colleagues around the world who have been tireless in their efforts to achieve the aspirations of their clients. These people are one of the many great reasons to be confident in Citi’s future and in the unmatched opportunity that’s being created every day.”
Mr. Banga, age 49, who joined Citi in 1996, served as business head of CitiFinancial and the U.S. Consumer Assets Division from 2000 to 2002. From 2005 to 2008, he was Chairman and Chief Executive Officer of Citi’s International Global Consumer Group, which included all credit card and consumer banking operations outside of North America. Before this, he served as President, Retail Banking North America. In 2008, he was named Chief Executive Officer of Citi Asia Pacific, a geography spanning markets from Japan to India. In this role, he was responsible for all the company’s business lines in the region, including institutional banking, alternative investments, wealth management, consumer banking and credit cards.
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Citi, the leading global financial services company, has approximately 200 million customer accounts and does business in more than 140 countries. Through its two operating units, Citicorp and Citi Holdings, Citi provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management. Additional information may be found at www.citigroup.com or www.citi.com.

Contacts

Media:	Susan Thomson	(212) 559-3711
	Alex Samuelson	(212) 559-2791
	Richard Tesvich	852 9301 0835

Investors:	John Andrews	(212) 559-2718

Fixed Income Investors:	Craig Leslie	(212) 559-5091

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